SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this ‘‘Supplemental Indenture’’), dated as of October 6, 2006, among Clarke American Corp. (the ‘‘Company’’), B2 Direct, Inc., Checks in the Mail, Inc. and Clarke American Checks, Inc. (each, a ‘‘Guarantor’’ and, collectively, the ‘‘Guarantors’’) and The Bank of New York, a New York banking corporation, as trustee under the Indenture referred to below (the ‘‘Trustee’’).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the ‘‘Indenture’’), dated as of December 15, 2005, providing for the issuance of 11.75% Senior Notes due 2013 (the ‘‘Notes’’);

WHEREAS, the Company has requested, and the Guarantors and the Trustee have agreed, that certain provisions of the Indenture be amended in the manner provided herein (capitalized terms used but not otherwise defined in this Supplemental Indenture having the meanings ascribed to them in the Indenture);

WHEREAS, clause (6) of Section 9.01 of the Indenture permits the Indenture and the Notes and the Note Guarantees to be amended or supplemented to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the ‘‘Description of Notes’’ section of the Offering Memorandum (the ‘‘OM Description of Notes’’), to the extent that such provision in the OM Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes, without the consent of any Holder of Notes;

WHEREAS, the Offering Memorandum (a copy of which is attached as Exhibit B to the Officer’s Certificate related hereto, of even date herewith), contains certain text that was to be recited verbatim in the Indenture;

WHEREAS the text of paragraphs (26) and (27) of the definition of ‘‘Permitted Liens’’ in the OM Description of Notes was intended as a verbatim recitation of the text of paragraphs (26) and (27) of the definition of ‘‘Permitted Liens’’ in the Indenture;

WHEREAS currently, the text of paragraphs (26) and (27) of the definition of ‘‘Permitted Liens’’ in the Indenture does not conform to the text of paragraphs (26) and (27) of the definition of ‘‘Permitted Liens’’ in the OM Description of Notes;

WHEREAS, the Company, the Guarantors and the Trustee have been authorized by all necessary corporate actions to enter into this Supplemental Indenture;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained in this Supplemental Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, the Guarantors and the Trustee hereby agree for the equal and the ratable benefit of all Holders of the Notes as follows:

ARTICLE ONE

Amendments

1.1    Amendment to Permitted Liens Definition.

(a)    Clause (26) of the definition of ‘‘Permitted Liens’’ in the Indenture is hereby amended by deleting the section reference, ‘‘4.09(b)’’ and inserting ‘‘4.09’’ in place thereof.

(b)    Clause (27) of the definition of ‘‘Permitted Liens’’ in the Indenture is hereby amended by deleting the section reference, ‘‘4.09(b)’’ and inserting ‘‘4.09’’ in place thereof.

1.2    Representations and Warranties of the Company and the Guarantors.

(a)    The Company and the Guarantors represent and warrant that the text of paragraphs (26) and (27) of the definition of ‘‘Permitted Liens’’ in the OM Description of Notes was intended as a verbatim recitation of the text of paragraphs (26) and (27) of the definition of ‘‘Permitted Liens’’ in the Indenture.

(b)    Each of the Company and the Guarantors represents and warrants that it has all corporate power and authority to enter into the Supplemental Indenture and to perform its obligations thereunder and that the Supplemental Indenture has been duly authorized, executed and delivered by it.

ARTICLE TWO

Miscellaneous

2.1    Effect of the Supplemental Indenture.    This Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. As supplemented hereby, the Indenture and the Notes and the Note Guarantees issued thereunder shall continue in full force and effect.

2.2    Effectiveness.    This Supplemental Indenture shall become effective and operative as of the date hereof.

2.3    Conflict with the TIA.    If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that may not be so limited, qualified or conflicted with, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

2.4    Counterparts.    The parties may sign any number of counterparts of this Supplemental Indenture. Each signed counterpart shall be an original, but all of the counterparts together shall represent the same agreement.

2.5    GOVERNING LAW.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

2.6    Recitals.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

2.7    Severability.    In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

2.8    Headings.    The Section headings herein are for convenience only and shall not affect the construction hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CLARKE AMERICAN CORP.
By:	/s/ Peter A. Fera, Jr.
Name: Peter A. Fera, Jr.
Title: Chief Financial Officer
B2 DIRECT, INC.
By:	/s/ Peter A. Fera, Jr.
Name: Peter A. Fera, Jr.
Title: Chief Financial Officer
CHECKS IN THE MAIL, INC.
By:	/s/ Peter A. Fera, Jr.
Name: Peter A. Fera, Jr.
Title: Chief Financial Officer
CLARKE AMERICAN CHECKS, INC.
By:	/s/ Peter A. Fera, Jr.
Name: Peter A. Fera, Jr.
Title: Chief Financial Officer
THE BANK OF NEW YORK, as Trustee
By:	/s/ Julie D. Salovitch-Miller
Name: Julie D. Salovitch-Miller
Title: Vice President